EXHIBIT 99.1

GSI Technology, Inc. Reports First Quarter Fiscal 2021 Results

SUNNYVALE, Calif., July 30, 2020 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its first fiscal quarter ended June 30, 2020.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended
	June 30, 2020	Mar. 31, 2020	June 30, 2019
Net revenues	$6,621	$8,535	$13,019
Gross margin (%)	46.1%	52.5%	63.3%
Operating expenses	$8,745	$8,390	$8,472
Operating loss	$(5,695)	$(3,907)	$(229)
Net loss	$(6,076)	$(3,824)	$(125)
Net loss per share, diluted	$(0.26)	$(0.16)	$(0.01)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “The first quarter results were affected by business challenges related to the COVID-19 restrictions globally. While these results are disappointing, I remain very encouraged by the progress we are making with the APU, which is key to our future growth. GSI has developed a disruptive technology with the Gemini APU that will allow businesses to keep pace with the need to analyze larger datasets. Commercializing this technology remains the primary focus of the Company. We have a roadmap for the APU, which includes Gemini-I, the processor we are currently bringing to market, and a second generation APU with expanded capabilities that will target bigger markets. We also have a strong balance sheet that will allow us to continue executing our product strategy.

“Industrywide, in-memory computing is gaining recognition as the solution to the limitations of the Von Neuman model with its separate compute and memory functions that constrain system performance. Gemini-I delivers significant system performance improvements, including lower latency and power consumption, for search functions in massive datasets. Another unique feature is Gemini's scalability. Installed on Leda-G, a PCIe board that plugs into standard servers, the APU's design and software capabilities allow linear scalability to manage 40 billion records and beyond by combining multiple systems with multiple boards. Our AI team is focused optimizing Gemini-I’s performance and developing software tools to help accelerate customer implementation of our APU.  We are also improving the software offerings for Gemini to increase speed and lower power consumption.

"We are making progress with Gemini-I customers on several fronts, having shipped boards to early adopters, and anticipate modest design wins and sales of Leda boards in 2020," continued Mr. Shu.

Commenting on first quarter results and the outlook for GSI’s second quarter of fiscal 2021, Mr. Shu stated, “The first quarter results demonstrate the challenges we are facing during the COVID-19 global pandemic, which has restricted the activities of GSI’s sales force and distributors, reduced customer demand and caused the postponement of investment in certain customer sectors. These challenges are also impacting us as we enter new markets for GSI and engage with target customers. Industry conferences and on-site training workshops, which are typically used for building a sales pipeline, are unavailable due to COVID-19 related restrictions. We are adapting our sales strategies for the COVID-19 environment, where we cannot do face-to-face meetings and conduct secure meetings with government and defense customers, but we are still not operating at an optimal level. As a result, our current expectations for the upcoming second quarter are net revenues in a range of $6.0 million to $7.2 million, with gross margin of approximately 41% to 43%.”

First Quarter Fiscal Year 2021 Summary Financials

The Company reported a net loss of $(6.1 million), or $(0.26) per diluted share, on net revenues of $6.6 million for the first quarter of fiscal 2021, compared to a net loss of $(125,000), or $(0.01) per diluted share, on net revenues of $13.0 million for the first quarter of fiscal 2020 and a net loss of $(3.8) million, or $(0.16) per diluted share, on net revenues of $8.5 million in the fourth quarter of fiscal 2020. Gross margin was 46.1% compared to 63.3% in the prior year period and 52.5% in the preceding fourth quarter. The changes in gross margin were primarily due to changes in product mix sold in the three periods.

In the first quarter of fiscal 2021, sales to Nokia were $1.8 million, or 26.9% of net revenues compared to $6.0 million, or 45.7% of net revenues, in the same period a year ago and $2.4 million, or 28.3% of net revenues in the prior quarter. Military/defense sales were 30.1% of first quarter shipments compared to 21.0% of shipments in the comparable period a year ago and 30.9% of shipments in the prior quarter. SigmaQuad sales were 46.3% of first quarter shipments compared to 67.9% in the first quarter of fiscal 2020 and 44.7% in the prior quarter.

Total operating expenses in the first quarter of fiscal 2021 were $8.7 million, compared to $8.5 million in the first quarter of fiscal 2020 and $8.4 million in the prior quarter. Research and development expenses were $5.8 million, compared to $5.6 million in the prior year period and $5.6 million in the prior quarter. Selling, general and administrative expenses were $2.9 million in the quarter ended June 30, 2020 compared to $2.9 million in the prior year quarter, and up from $2.8 million in the previous quarter.

First quarter fiscal 2021 operating loss was $(5.7 million) compared to $(229,000) in the prior year period and $(3.9 million) in the prior quarter. First quarter fiscal 2021 net loss included interest and other income of $106,000 and a tax provision of $487,000, primarily resulting from the settlement of a tax audit in Israel for fiscal years 2017 through 2019, compared to $147,000 in interest and other income and a tax provision of $43,000 for the same period a year ago. In the preceding fourth quarter, net loss included interest and other income of $148,000 and a tax provision of $65,000.

Total first quarter pre-tax stock-based compensation expense was $755,000 compared to $651,000 in the comparable quarter a year ago and $644,000 in the prior quarter.

At June 30, 2020, the Company had $64.6 million in cash, cash equivalents and short-term investments and $4.9 million in long-term investments, compared to $66.6 million in cash, cash equivalents and short-term investments and $4.1 million in long-term investments at March 31, 2020. Working capital was $67.3 million as of June 30, 2020 versus $70.9 million at March 31, 2020, with no debt. Stockholders’ equity as of June 30, 2020 was $86.7 million compared to $89.6 million as of the fiscal year ended March 31, 2020.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2020 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 30, 2020. To listen to the teleconference, please call toll-free 1-866-269-4260 in the U.S. or 1-856-344-9207 for international approximately10 minutes before the above start time and provide Conference ID 1772290. You may also listen to the teleconference live via the Internet at www.gsitechnology.com where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI’s resources are currently focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-1™, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with the normal quarterly and fiscal year-end closing process.  Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2020	2020	2019

Net revenues	$6,621	$8,535	$13,019
Cost of goods sold	3,571	4,052	4,776

Gross profit	3,050	4,483	8,243

Operating expenses:

Research & development	5,825	5,587	5,595
Selling, general and administrative	2,920	2,803	2,877
Total operating expenses	8,745	8,390	8,472

Operating loss	(5,695)	(3,907)	(229)

Interest and other income, net	106	148	147

Loss before income taxes	(5,589)	(3,759)	(82)
Provision for income taxes	487	65	43
Net loss	($6,076)	($3,824)	($125)

Net loss per share, basic	($0.26)	($0.16)	($0.01)
Net loss per share, diluted	($0.26)	($0.16)	($0.01)

Weighted-average shares used in computing per share amounts:

Basic	23,440	23,194	22,605
Diluted	23,440	23,194	22,605

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2020	2020	2019

Cost of goods sold	$88	$73	$55
Research & development	413	344	399
Selling, general and administrative	254	227	197
	$755	$644	$651

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2020	March 31, 2020
Cash and cash equivalents	$50,970	$51,506
Short-term investments	13,596	15,061
Accounts receivable	3,838	6,330
Inventory	4,703	4,282
Other current assets	1,711	1,934
Net property and equipment	7,870	8,119
Long-term investments	4,863	4,117
Other assets	11,004	11,212
Total assets	$98,555	$102,561

Current liabilities	$7,531	$8,260
Long-term liabilities	4,340	4,660
Stockholders' equity	86,684	89,641
Total liabilities and stockholders' equity	$98,555	$102,561